Exhibit 10.1

October 21, 2022

 Dear Yun Han,

I am pleased to offer you a position with Faraday Future Intelligent Electric Inc. (“FFIE” or the “Company”), as an exempt Chief Accounting Officer and Interim Chief Financial Officer reporting to Carsten Breitfeld, Chief Executive Officer or, following the appointment of a permanent Chief Financial Officer, reporting to the Company’s Chief Financial Officer. If you decide to join us, you will receive an annual salary of $400,000 that will be paid semi-monthly in accordance with the Company’s normal payroll practices and subject to taxes and other required withholdings.

Bonuses: As an employee, you will be eligible to receive a discretionary annual performance bonus up to $240,000 (the “Annual Bonus”), subject to taxes and other required withholdings. Any Annual Bonus will be awarded in the sole discretion of the Company. You must be an active employee on the date any discretionary bonus is paid in order for the bonus to be deemed earned. The bonus will not be deemed earned by you and become payable unless or until it is awarded by the Company and you remain employed through the payment date. The timing of your Annual Bonus shall coincide with similar bonuses paid to other members of the Company’s senior management.

You also will be eligible to receive a signing and retention bonus in an amount of $200,000 in cash (the “Cash Signing and Retention Bonus”) and restricted stock units (“RSUs”), with each unit representing the right to receive one share of FFIE Class A Common Stock, having a total grant date fair value equal to $200,000, which shall fully vest thirty (30) days after the date of grant (which shall be the date of your onboarding at the Company), subject to your continued employment through such date (the “Equity Signing and Retention Bonus” and with the “Cash Signing and Retention Bonus,” the “Signing and Retention Bonus”). The Signing and Retention Bonus shall not be fully earned by you unless and until you (1) meet the employment conditions set forth herein, (2) accept and return this offer letter by October 22, 2022, and (3) remain employed with the Company for a period of at least twenty-four (24) months from your start date (“Milestone Retention Date”). The Cash Signing and Retention Bonus will be payable in one lump sum in a separate check on the next regularly scheduled pay date after your start date with the Company. The Signing and Retention Bonus is taxable, and all regular payroll taxes will be withheld. The Equity Signing and Retention Bonus is subject to approval by the FFIE Board of Directors and the terms of the FFIE 2021 Stock Incentive Plan and the underlying award agreement (a copy of each will be provided to you at the appropriate time).

The Signing and Retention Bonus is not earned until all three of the above conditions are met. In the event you voluntarily leave the Company prior to the Milestone Retention Date, you will be responsible for (i) reimbursing the Company a pro rata portion of the full Cash Signing and Retention Bonus received by you within ten (10) days of the date you leave the Company and (ii) returning to the Company a pro-rata portion of the shares subject to the RSUs or, if such shares have been sold, reimbursing to the Company the related Award Proceeds (as defined herein), in each case, within ten (10) days of the date you leave the Company. Any such calculation shall be based on the total number of whole calendar months remaining between the separation date and the Milestone Retention Date. For purposes of this offer letter, Award Proceeds shall mean the Fair Market Value (as defined in the FFIE 2021 Stock Incentive Plan) of a share of common stock of the Company on the date the RSU was granted, multiplied by the number of shares of stock subject to the pro rata repayment. In the event you are terminated for Cause at any time after receiving the Cash Signing and Retention Bonus, you will be responsible for reimbursing the Company the full Cash Signing and Retention Bonus received by you within ten (10) days of the date you are terminated. For purposes of this offer letter, “Cause” shall mean (i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of your employment with Company; (ii) intentional or grossly negligent damage to Company’s interests or assets; (iii) intentional or grossly negligent disclosure of Company’s confidential information contrary to Company policies; (iv) intentional or grossly negligent engagement in any competitive activity which would constitute a breach of your duty of loyalty or any other duties you hold to the Company; (v) intentional or grossly negligent breach of any of Company’s policies; (vi) the willful and continued failure to substantially perform your duties for Company (other than as a result of incapacity due to physical or mental illness); or (vii) other willful or grossly negligent conduct by you that is demonstrably and materially injurious to the Company, monetarily or otherwise.

Benefits: The Company provides all full-time employees with subsidized health insurance, the opportunity to participate in the Company’s 401k-retirement plan, paid time off, and holiday entitlement, specific details of which will be provided shortly after you join the Company.

In addition to your Equity Signing and Retention Bonus, you also will be eligible to receive an additional number of RSUs having a total value equal to $2,000,000. The RSUs shall be granted as follows:

1.	$300,000 in grant date fair value shall be granted as of your start date with the Company;
2.	$400,000 in grant date fair value shall be granted on your first annual work anniversary with the Company;
3.	$550,000 in grant date fair value shall be granted on your second annual work anniversary with the Company; and
4.	$750,000 in grant date fair value shall be granted on your third annual work anniversary with the Company.

Each RSU grant shall vest in equal twenty-five percent (25%) increments on each of your first four (4) annual award date anniversaries at the Company following the applicable award date, provided you remain employed with the Company on each such vesting date.

You also will be eligible to receive an additional number of performance stock units (“PSUs”) having a target value equal to $2,000,000 if the Company and you reach certain milestones and/or performance goals on certain dates as specified by the Board of Directors (each, a “Milestone”). Such Milestones could include but not be limited to the start of production of the Company’s flagship vehicle – the FF91. The PSUs shall be granted as follows:

1.	$300,000 in target grant date fair value regarding the first Milestone shall be granted as of your start date with the Company;
2.	$400,000 in target grant date fair value shall be granted after the Company achieves the second Milestone;
3.	$550,000 in target grant date fair value shall be granted after the Company achieves the third Milestone; and
4.	$750,000 in target grant date fair value shall be granted after the Company achieves the fourth Milestone.

Should the Company reach any such Milestone, the PSUs associated with such Milestone will be issued on the date(s) such Milestone is reached and shall vest in equal one-third increments on each of the first three (3) annual Milestone anniversary dates following the applicable grant date, provided you remain employed with the Company on each such vesting date.

All RSUs and PSUs grants are subject to approval by the FFIE Board of Directors and the terms of the FFIE 2021 Stock Incentive Plan and the underlying award agreements (a copy of each will be provided to you at the appropriate time). Except for the first Milestone as set forth above, the PSUs award dates are tied to the relevant Milestones.

Termination and At-Will Status

You and the Company understand and agree that this employment relationship is at-will. Accordingly, there are no promises or representations concerning the duration of the employment relationship, which may be terminated by either you or the Company at any time, with or without cause or good reason, and with or without advance notice.

Severance

You may be entitled to severance depending on the circumstances concerning the termination of your employment with the Company. Specifically, in the following circumstances and, subject to your execution and non-revocation of a standard release of claims in favor of the Company and its affiliates, you will be entitled to (1) severance pay (less applicable withholding taxes and other required deductions) in the form of a lump sum payment equal to twelve (12) months base salary, payable within sixty (60) days following your termination of employment; (2) the immediate vesting in full of all outstanding equity awards (for the avoidance of doubt, outstanding equity awards includes only awards granted to you prior to such termination and does not include promises to grant future awards), provided, however, if vesting is otherwise based on satisfaction of performance objectives, such objectives shall be deemed satisfied at the greater of actual performance measured as of the date of termination or, if a target amount is established for the award, 100% of target; and (3) your target bonus for the fiscal year in which one of the following circumstances occurs, payable within thirty (30) days following your termination of employment:

1.	Change of Control: Excluding the Heads of Agreement dated as September 23, 2022 by and between FFIE, FF Global Partners LLC, and FF Top Holding LLC and any super voting rights obtained by FF Top Holding LLC, if on or within six months following a change of control as defined in the FFIE 2021 Stock Incentive Plan, the Company terminates your employment without Cause.
2.	Termination Without Cause: The Company terminates your employment without Cause.
3.	Resignation for Good Reason: You resign from your employment with the Company for good reason. “Good Reason” will mean your resignation of employment following the expiration of any cure period (as discussed below) following the occurrence of one or more of the following, without your consent: (a) a significant reduction of your duties, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction, or the removal of you from such position, duties and responsibilities, unless you are provided with comparable or greater duties, position and responsibilities; provided however, that the aforementioned provision shall not be applicable to the extent the Company removes the position of Acting Chief Financial Officer from your title and the corresponding duties and responsibilities from such position; (b) a reduction by the Company of your base salary as in effect immediately prior to such reduction, other than substantially similar reductions that are also applied to substantially similar employees of the Company; provided that any salary reduction will be restored in the event reductions to substantially similar employees are restored; or (c) a material breach by the Company of any term or condition of this offer letter, or any other material agreement between the Company and you. You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the occurrence of the Good Reason event and a reasonable cure period of not less than thirty (30) days following the date of such notice. In the event the Company fails to cure the event constituting Good Reason, you must terminate employment within sixty (60) days following the expiration of the cure period.
4.	Termination due to death or Disability: Your employment terminates due to death or termination due to Disability. For purposes of this offer letter, “Disability” shall occur in the even you are unable to perform your duties for a period of at least 90 consecutive days.

You will not be entitled to any severance in the following circumstances:

1.	Termination by the Company for Cause: You are terminated by the Company for Cause.
2.	Termination for Failure to Perform Duties: The Company terminates you for failing or refusing to perform the duties reasonably required of you pursuant to the terms of your employment, after having received written notice specifying such failure to perform and a reasonably opportunity to perform. Does not include termination for death and disability
3.	Resignation Without Good Reason: You resign from the Company without Good Reason (as defined above).

The forgoing sets forth the general terms of any severance you may be entitled to. You and the Company understand and agree that the final terms and conditions of such severance (and your employment with the Company) will be formalized in a subsequent employment contract between you and the Company.

Nothing in this offer letter prohibits you from engaging in legally protected conduct including reporting possible violations of state or federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. You do not need the prior authorization of the Company or its Legal Department to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures. In addition, the following notice is provided in compliance with federal law: An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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This offer is contingent on the Company’s verification of your right to work in the United States as well as your successful clearance of a background and reference check, and export control screening. This offer can be rescinded at any time by the Company prior to your start date.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be October 25, 2022. This letter, along with all other documents referenced herein, set forth the terms and conditions of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral.

We look forward to your favorable reply and to working with you. This offer letter will automatically be withdrawn if not accepted on or before October 22, 2022.

[Signature Page Follows]

Sincerely

/s/ Nan Yang
Nan Yang
Vice President of Human Resources Faraday Future

Yun Han
Agreed To and Accepted By

/s/ Yun Han
Candidate Signature

October 22, 2022 | 1:33 PM PDT
Date

Enclosure

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